NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT (this “Agreement”) is entered into this 20th day of May, 2009 by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and Charles E. Ramey, an individual residing in the State of Texas and the Chairman and Chief Executive Officer of the Company (the “Holder”).  All capitalized terms not specifically defined herein shall have those meanings set forth in that certain 8.75% Promissory Note dated September 25, 2007 executed by the Company and payable to the order of the Holder in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) (as modified, renewed and extended to date, the “Note”).

W I T N E S S E T H:

WHEREAS, the Company and the Holder wish to revise certain provisions of the Note; and

WHEREAS, concurrent with the execution and delivery of this Agreement, the Company is entering into Note Modification Agreements (the “Refinance Note Modification Agreements”) with the holders of those certain US Dataworks, Inc. Refinancing Secured Notes dated August 13, 2008 executed by the Company and payable to the order of the holders thereof in the aggregate original principal amount of Three Million Seven Hundred Three Thousand Five Hundred Dollars ($3,703,500.00), as amended by those certain Note Modification Agreements dated February 19, 2009;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           The following modifications to the Note are made and agreed to effective as of May 20, 2009:

A.	The opening paragraph of the Note shall be deleted in its entirety and replaced with the following:

“FOR VALUE RECEIVED, the undersigned, US Dataworks, Inc., a Nevadacorporation (“UDW”), hereby promises to pay, ON DEMAND made any time on or after December 31, 2009, and if demand is not so made, then on December 31, 2010, to the order of Charles E. Ramey (“Ramey”), the holder, or his assigns, in lawful money of the United States of America, and in immediately payable funds, the principal sum of Five Hundred Thousand Dollars ($500,000) plus interest thereon to accrue at the rate of eight and three quarters percent (8.75%) per annum (“Interest”). Payment of all amounts due hereunder shall be at the address of UDW provided herein.  For the purposes hereof, the term “Buyer Notes” shall mean those certain senior secured convertible notes issued by UDW pursuant to that certain Securities Purchase Agreement, dated as of November 13, 2007, by and among UDW and the Buyers listed on the Schedule of Buyers, hereto attached as Exhibit A (the “Buyer Notes”).”

B.	Section 3(a) of the Note shall be deleted in its entirety and replaced with the following:

“The non-payment of any principal or Interest when such payment becomes due and payable, which payment may be demanded (and thereby become due and payable) at any time on or after December 31, 2009, and UDW’s failure to make such payment for a period of ten (10) days thereafter;”

C.	The following new Section 16 shall be added to the end of the Note:

“16.           Pre-payment.  UDW shall have the right, at any time and from time to time, to prepay any amounts owed hereunder before proper demand is made therefor without penalty provided that any amounts so prepaid shall first be allocated to any accrued but unpaid interest as of the prepayment date and then to reduce the principal balance hereof.

2.           The parties hereto hereby agree that no demand has been made under the Note prior to the date hereof and no default or Event of Default under the Note has occurred prior to the date hereof but, in an abundance of caution, to the extent such a default or Event of Default is deemed to have occurred, the Holder hereby waives such deemed default or Event of Default.

3.           The Note, as modified by this Agreement, and all of the other loan documents and other agreements and instruments executed and delivered between the Company and the Holder in connection with the Note shall remain in full force and effect.

4.           The Company and the Holder represent and warrant to each other that, as of the date hereof: (a) each such party has full power and authority to execute this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; and (c) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery or performance by such party of this Agreement.

5.           The parties hereto shall from time to time execute and deliver all such other documents, instruments and assurances with respect to the matters described herein, and take all such other actions as may be necessary or required to carry into force and effect the purposes and intent of this Agreement.

6.           This Agreement, when executed by the parties hereto and subject to the execution and delivery of the Refinance Note Modification Agreements, shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and assigns.

7.           This Agreement may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first set forth above.

THE COMPANY:

US DATAWORKS, INC.

By: /s/ J. Patrick Millinor, Jr.

Name: J. Patrick Millinor, Jr.

Title: Director

THE HOLDER:

/s/ Charles E. Ramey
Charles E. Ramey